Exhibit 99.9

September 4, 2018

Versartis, Inc.

1020 Marsh Rd.

Menlo Park, California 94025

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Versartis, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Amato Giaccia
Name: Amato Giaccia